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                                                                 EXHIBIT (j.1-a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 8, 2002 relating to the financial statements and financial highlights which appears in the December 31, 2001 Annual Report to Shareholders of the Heartland Select Value Fund, Heartland Value Plus Fund and Heartland Value Fund (three of the portfolios comprising Heartland Group, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" in the Prospectus, and "Independent Accountants" and "Financial Statements" in the Statement of Additional Information included in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
May 1, 2002